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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-90163) pertaining to the InterTrust Technologies Corporation 1992 Stock Plan, 1995 Stock Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and 1999 Non-Employee Directors Option Plan and Options Granted Pursuant to Written Compensation Agreements and the Registration Statement (Form S-8 No. 33-94961) pertaining to the InterTrust Technologies Corporation 1992 Stock Plan, 1995 Stock Plan and Shares Acquired under Written Compensation Agreements with respect to the consolidated financial statements of InterTrust Technologies Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

                                          /s/ Ernst & Young LLP

Palo Alto, California
March 29, 2000